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                                                                                                           OMB APPROVAL
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                                         UNITED STATES SECURITIES AND EXCHANGE COMMISSION           OMB Number:       3235-0104
FORM 3                                               WASHINGTON, D.C. 20549                         Expires: September 30, 1998
                                                                                                    Estimated average burden
                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES        hours per response........0.5




                               Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                                 Section 17(a) of the Public Utility
(Print or Type Responses)                   Holding Company Act of 1935 or Section 30(f)
                                                of the Investment Company Act of 1940
------------------------------------------ ----------------------- ---------------------------------------------------------------
1. Name and Address of Reporting Person*    2. Date of Event Re-    4. Issuer Name and Ticker or Trading Symbol
                                               quiring Statement
BRUNO, JAMES V.                                (Month/Day/Year)     ML OKLAHOMA VENTURES PARTNERS LIMITED PARTNERSHIP

------------------------------------------                         ---------------------------------------------------------------
(Last)          (First)           (Middle)         11/5/99          5. Relationship of Reporting         6. If Amendment, Date of
                                           -----------------------      person(s) to Issuer                 Original Amendment
225 LIBERTY STREET                          3. IRS or Social           (Check all applicable)               (Month/Date/Year)

                                               Security Number of   ___ Director   ____ 10% Owner        7. Individual or Joint/
                                               Reporting Person     _X__ Officer   ____ Other (Specify      Group Filing (Check
------------------------------------------     (Voluntary)               (give                 below)       Applicable)
                (Street)                                                  title below)

NEW YORK, NY 10080                                                 TREASURER OF THE GP (MERRILL LYNCH    __Form filed by One
                                                                          VENTURE CAPITAL INC.)            Reporting Person
                                                                         OF THE MGP (ML OK CO.,          __Form filed by More
                                                                          LIMITED PARTNERSHIP)             than One Reporting
                                                                                                           Person
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(City)         (State)             (Zip)                                TABLE -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------- -------------------------- ------------------ ----------------------------------------
1. Title of Security                        2. Amount of Securities    3. Ownership      4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                                  Beneficially Owned         Form:  Direct     (Instr. 5)
                                               (Instr. 4)                 (D) or
                                                                           Indirect
                                                                         (I)  (Instr. 5)
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LIMITED PARTNERSHIP UNITS
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                  SEC 1473 (7-96)



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Form 3 (continued) Table II-- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities

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1. Title of Derivative Security  2.  Date Exer-   3.  Title and Amount of Securities         4.Conver-    5.Owner-     6. Nature of
   (Instr. 4)                        cisable and      Underlying                               sion or      ship          Indirect
                                     Expiration       Derivative Security                      Exercise     Form of       Beneficial
                                     Date             (Instr. 4)                               Price of     Deriv-        Ownership
                                                                                               Deri-        ative         (Instr.
                                     (Month/Day/Year)                                          vative       Security:     5)
                                 -----------------------------------------------------------   Security     Direct
                                 Date     Expira-                                   Amount                  (D) or
                                 Exer-    tion                                      of                      Indirect
                                 cisable  Date                   Title              Number                  (I)
                                                                                    of                      (Instr.
                                                                                    Shares                  5)
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Explanation of Responses:



                                                                        ------------------------------------          --------------
** Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person                 Date
   Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.  If space is insufficient,
      See Instructions 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1473 (7-96)
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